EXHIBIT 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of May 19, 2010, is entered into between WCA Management Company, L.P. (the “Company”), WCA Waste Corporation (the “Guarantor”) and Tom J. Fatjo, Jr. (the “Executive”), and is effective as of January 1, 2010 (the “Effective Date”).

RECITALS

A. The Company has previously determined that it is in the best interest of the Company and its equity holders to retain the Executive and to induce the continued employment of the Executive for the long term benefit of the Company.

B. The Company desires to continue the employment of the Executive on the terms set forth below to provide services to the Company and its affiliates, and the Executive is willing to continue such employment and to continue to provide such services on the terms set forth in this Agreement.

C. The Guarantor has determined that it is in the best interests of the Guarantor to facilitate such retention and continued employment of the Executive by the Company by guaranteeing the Company’s obligations under this Agreement.

D. The Company, the Guarantor and the Executive entered into that certain Amended and Restated Employment Agreement, effective January 1, 2008 (the “Prior Agreement”), which Prior Agreement is automatically extended as therein provided unless proper notice of termination is given under the Prior Agreement.

E. The Company, the Guarantor and the Executive deem it to their mutual best interests to amend and restate the Prior Agreement as hereinafter set forth in order to help ensure compliance with any applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations or other regulatory guidance issued thereunder.

F. The parties retained the right in Section 17 of the Prior Agreement to modify the Agreement by a subsequent written agreement executed by all of the parties thereto.

G. In consideration of the foregoing and the mutual terms, conditions, and covenants set forth herein, and for other good and valuable consideration, the parties hereto do hereby agree that the Prior Agreement is hereby amended and restated as follows.

AGREEMENT

1.           Term of Employment.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to remain in the employ of the Company, for a three (3) year period commencing on the Effective Date of this Agreement and continuing until the day before the third anniversary of the Effective Date, plus any extensions made in accordance with the provisions of this Section 1 (the “Term”).  On the first day of each month occurring after the Effective Date, the initial Term (and any extended Term) shall automatically be extended for an additional calendar month unless prior to any such first day of the affected calendar month, the Company or Executive shall have given notice not to extend the Term.  The Company and Executive agree that any such notice by the Company shall constitute “Good Reason” as defined in Section 2(c) for Executive to terminate Executive’s employment.  This Agreement shall terminate on the earlier of (a) the last day of the Term or (b) such earlier date as this Agreement is terminated pursuant to (i) Section 2 or (ii) upon the Executive becoming “permanently disabled” pursuant to Section 12.  Nothing in this Section 1 shall limit the right of the Company or Executive to terminate Executive’s employment hereunder subject to the terms and conditions of Sections 7, 10 and 11 and other applicable provisions of this Agreement.

2.           Termination of Employment.  Executive’s employment with the Company shall terminate upon the earliest of:

(a)	the death of the Executive;

(b)           the Company’s sending Executive written notice that Executive’s employment is terminated for “cause” which term shall mean (i) the willful material breach by Executive of this Agreement, (other than any breach resulting from Executive’s incapacity due to physical or mental illness), which breach continues for thirty (30) days after actual receipt of written notice from the Company and which results in, or is reasonably likely to result in, demonstrable material damage to the Company, (ii) Executive’s conviction of or plea of guilty to a felony or Executive’s conviction of a crime involving moral turpitude, (iii) Executive’s engagement in the fraud of the Company or the misappropriation or embezzlement of funds from the Company, (iv) or Executive’s reckless disregard or willful misconduct which misconduct, if ongoing, (as distinguished from an isolated incident), continues for thirty (30) days after actual receipt of written notice from the Company and which results in, or is reasonably likely to result in, demonstrable and material damage to the Company;

(c)           the Executive’s sending the Company written notice that Executive’s employment is terminated for “Good Reason” which term shall mean the occurrence (without the Executive’s express written consent) of any one of the following acts by the Company, or failures by the Company to act:  (i) the Company’s breach of a material term or condition of the Agreement; (ii) except for any changes required by applicable law, the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the date hereof which is material to the Executive’s total compensation, including but not limited to the Company’s annual incentive plan, long-term incentive plan, supplemental executive retirement plan and equity incentive plan, as applicable, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan; (iii) the Company’s asking or requiring the Executive to take (or not to take) any action which the

Executive in good faith reasonably believes could be materially misleading to the Company’s employees, investors, accountants or attorneys and/or any regulatory authority; or (iv) notice by the Company to the Executive under Section 1 that the Term will not be extended; provided, however, that the Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.  Any termination by Executive of his employment under clause (i), (ii), (iii) or (iv) of the first sentence of this paragraph must occur within one hundred eighty (180) days after the occurrence of the event or condition described in clause (i), (ii), (iii) or (iv) of the first sentence of this paragraph that gives rise to the right of Executive to terminate his employment with the Company; provided that the Executive gives written notice to the Company of such intent within thirty (30) days after the Executive's knowledge of the occurrence of the event or the condition that would give rise to Executive’s right to terminate his employment under this Section.  Any failure to comply with the requirements of this sentence shall be conclusively deemed to be a waiver by Executive of the right to terminate his employment hereunder for Good Reason that is based on that act or failure to act by the Company.

3.           Position and Duties.

(a)           The Executive’s positions shall be those of Chairman and Chief Executive Officer, and in such capacity Executive shall perform the customary duties and responsibilities of the positions.  Subject to the Company’s actual receipt of prior written consent of Executive, these positions, duties, and responsibilities can be modified as required to suit the specific requirements and needs of the Company, provided that any such modification shall result in substantially similar, comparable or higher positions, duties and responsibilities.  Similarly, subject to the Company’s actual receipt of prior written consent of Executive, the Company may assign Executive part time or full time to a subsidiary in which case the subsidiary shall be jointly and severally responsible as, and shall be treated as, the Company under this Agreement for the period of time the Executive performs services for the subsidiary.  Executive’s place of employment will be located within the greater Houston, Texas metropolitan area, but Executive will undertake appropriate business travel as required by the Company.

(b)           Executive agrees to conduct all business in accordance with the Company’s general policies/directives as they may exist at any given time.  Executive shall comply materially with all applicable laws and regulations of the countries in which the Company and its affiliates operate.

(c)           Executive agrees to devote his full time, attention, and efforts during regular business hours, and at all such other times as may be requested by the Company, consistent with industry practices, to the business affairs of the Company during the Term of this Agreement and to perform his duties faithfully and diligently to discharge the responsibilities assigned to the Executive hereunder.  The foregoing notwithstanding, the parties recognize and agree that Executive may engage in passive personal investments and other business, civic or charitable activities that do not conflict with the business and affairs of the Company or interfere with Executive’s performance of his duties hereunder.

4.           Salary.  Except if either Executive’s employment is terminated pursuant to Section 2(a), (b), or (c) or if Executive is “permanently disabled” pursuant to Section 12 (in either case Section 7(a) will apply) and except as otherwise provided in Section 12, during the Term, the Company shall pay Executive a base salary of $633,000 per year (which base salary amount is effective as of January 1, 2010), payable bi-monthly (“Base Salary”).  The Base Salary will be increased each year on the anniversary of the Effective Date of the Employment Agreement by not less than the percentage increase during the immediately preceding year in the Consumer Price Index for the Houston Standard Metropolitan Statistical Area.

5.           Annual/Long-Term Incentives.  During the Term, Executive shall participate in the Guarantor's annual incentive plan (i.e., the Management Incentive Plan or any successor thereto) and shall have the opportunity to earn an annual bonus for the applicable measurement period of up to fifty percent (50%) of Executive's Base Salary based on performance measures and annual incentive plan goals as shall be established by the Compensation Committee pursuant to the terms of such plan.  Also, during the Term, as soon as practicable on or following the Effective Date and on January 31st of each subsequent calendar year, Executive shall receive grants of restricted stock under the 2004 WCA Waste Corporation Incentive Plan (or any successor thereto) in an amount equal to the result obtained by dividing one hundred percent (100%) of Executive's base salary for the 12 month period ending December 31, 2009, which was $395,430 (the “Stock Compensation Amount”), by the average of the closing price of one share of common stock of the Guarantor on the NASDAQ Market for the last ten (10) trading days that ends on January 31st of the grant year.  Such restricted stock shall vest one-third annually on each of the three (3) anniversaries of the date of grant of the restricted stock unless other vesting provisions are prescribed by the Compensation Committee of the Board of Directors of the Guarantor.  The Stock Compensation Amount for all periods commencing January 1, 2011 and thereafter shall be determined by the Compensation Committee in consultation with Executive; provided that such Stock Compensation Amount shall not be less than $395,430.

6.           Benefits.  Except if either Executive’s employment is terminated pursuant to Section 2(a), (b) or (c) or if Executive is “permanently disabled” pursuant to Section 12 (in either case Section 7(a) will apply), during the Term, subject to the applicable eligibility provisions, Executive and, to the extent applicable, Executive’s family, dependents and beneficiaries may participate in the benefit or similar plans, policies or programs (including, without limitation, the Company’s business and entertainment expense reimbursement policies, car allowance policies, 401(k) plans, disability plans, pension plans, health insurance plans and director and officer liability insurance policies) provided to similarly-situated Executives under the Company’s standard employment practices as in effect from time to time.  Nothing herein shall be construed to require the Company to continue or put into effect any plan, practice, policy, or program or any element thereof.  In addition, during the Term, Executive shall be entitled to three (3) weeks of paid vacation days annually pursuant to applicable policies and procedures of the Company as in effect from time to time.

7.           Effects of Termination of Employment/Permanent Disability.

(a)           Subject to the provisions of this Section 7, upon termination of Executive’s employment with the Company for any reason whatsoever (or upon Executive becoming permanently disabled), the Company shall pay to Executive (or in case of Executive’s death, to his estate), within thirty (30) days of the effective date of such termination or permanent disability, all salary and expense reimbursements due to Executive through the date of such termination or permanent disability, and Executive shall be entitled to such benefits as are available pursuant to the terms of any benefit or similar plans, policies or programs in which Executive was participating at the time of such termination or permanent disability pursuant to Section 6 of this Agreement.  In addition, upon termination of Executive’s employment with the Company for death or in the event Executive is permanently disabled, in lieu of any further salary or bonus payments as severance to Executive for periods subsequent to such termination or permanent disability and in lieu of any other severance otherwise payable to Executive, the Company will pay to Executive (or to his estate, as applicable), within thirty (30) days of such termination or permanent disability, a lump sum severance payment, in cash equal to the Executive’s Base Salary for the Remaining Term of the Agreement as in effect immediately prior to such termination of Executive’s employment or permanent disability.

Also, if, prior to a Change in Control (as defined in Section 10(a) hereof), the Company terminates the Executive’s employment with the Company for any reason other than those set forth in Sections 2(a) or (b), or if, prior to a Change in Control (as defined in Section 10(a) hereof), Executive terminates Executive’s employment with the Company under Section 2(c), subject to Section 20, the Company shall continue throughout the full Term of this Agreement (i) to pay Executive’s salary pursuant to Section 4 and (ii) to continue coverage in any annual and long-term incentive plans pursuant to Section 5 (and, if the Company pays Executive’s salary for the full Term of this Agreement, Executive shall be subject to the covenants contained in Section 9 through the full Term of this Agreement).  In addition, Executive shall be entitled to such benefits as may be available pursuant to the terms of any benefit or similar plans, policies or programs (described in Section 6) in which Executive was participating at the time of such termination of Executive’s employment as described in the immediately preceding sentence; provided, however, during the affected portion of the remaining Term of this Agreement, the Company shall reimburse the Executive for premiums or other costs for continued coverage in the healthcare plan being provided by the Company to Executive at the date of termination of Executive’s employment, which continued coverage is provided pursuant to Section 4980B of the Code (“COBRA Coverage”); and

provided, further, that the premiums or costs of COBRA Coverage shall be:

(i)           incurred within the remaining Term of this Agreement;

(ii)          supported by appropriate documentation in accordance with the Company’s normal reimbursement procedures; and

(iii)         reimbursed by the Company as soon as practicable, but not later than the last day of Executive’s taxable year following the taxable year in which the cost of COBRA Coverage was incurred by Executive; and

provided, further, that (x), to the extent required under Section 409A of the Code and the regulatory guidance issued thereunder, the amount of expenses eligible for reimbursement during any taxable year of the Executive shall not affect the amount of reimbursement in any other taxable year and (y) Executive’s right to reimbursement of eligible expenses hereunder shall not be subject to liquidation or exchange for another benefit.

References in this Section 7(a) to termination of Executive’s employment shall mean termination of Executive’s employment with the Company and all entities required to be aggregated with the Company and treated as one employer under Section 414(b) or (c) of the Code under circumstances that give rise to a “separation from service” within the meaning given to that term under Treas. Reg. § 1.409A-1(h), which regulation is hereby incorporated by reference.  Notwithstanding any provision of this Section 7 to the contrary, except for any payment due under the first sentence of Section 7(a), any payment otherwise due under Section 7(a) shall be subject to any applicable limitations set forth in Section 20 of this Agreement.

(b)           Notwithstanding any termination of this Agreement or Executive’s employment hereunder, this Section 7 and Sections 10 and 11 of this Agreement, and the rights and obligations created therein, shall survive without limitation.

(c)           Notwithstanding any provision of this Agreement, to the extent required to avoid duplication of benefits, any severance benefits provided under this Section 7(a) or under Section 10(a) shall be mutually exclusive.

8.           Tax Withholding.  All payments to Executive under this Agreement shall be subject to withholding or deduction of such amounts as may be required by law.

9.           Noncompetition and Confidentiality.

(a)           The parties recognize that the employment of Executive with the Company has been and will continue to be special, unique and of an extraordinary character, and in connection with such employment Executive has and will continue to acquire special skill and training.  The parties also recognize that the covenants of Executive contained in this Section 9 are an essential part of Executive’s engagement by the Company and that, but for the agreement of the Executive to comply with such covenants, the Company would not have entered into this Agreement. Executive accordingly agrees that, during the Term, (i) Executive shall not act or serve, directly or indirectly, as a principal, agent, independent contractor, consultant, director, officer, executive, employee or advisor or in any other position or capacity with or for, or acquire a direct or indirect ownership interest in or otherwise conduct (whether as stockholder, partner, investor, joint venturer, or as owner of any other type of interest), any Competing Business (defined below); provided, however, that this clause shall not prohibit the Executive from being the owner of (A) up to 5% of any class of outstanding securities of any entity if such class of securities is publicly traded or (B) any other securities owned by Executive on the date of this Agreement, and (ii) Executive shall not, in connection with or for the benefit of any person or entity engaged in the non-hazardous solid waste business, solicit, induce, divert or take away, any officer, employee or consultant of the Company.

(b)           From the date hereof, Executive shall hold in secrecy for the Company all trade secrets and other confidential information relating to the business and affairs of the Company that have come or may have come to his attention during his employment with the Company, including information concerning costs, profits, markets, sales, business development plans, lists of clients or customers, lists of acquisition targets and other information about such acquisition targets and other information of a similar nature (such categories of information being referred to herein as “Confidential Information”).  Executive shall not use for his own benefit or disclose to any person any Confidential Information other than in the ordinary course of the Company’s business or in response to a court order, unless such use or disclosure has the prior written authorization of the Company.  Executive shall deliver to the Company, upon request, all correspondence, memoranda, notes, records, plans, customer lists, product compositions and other documents and all copies thereof, whether in hard copy form or electronically or magnetically stored, made, composed, or received by the Executive, solely or jointly with others, that are in the Executive’s possession, custody or control and that are related in any manner to the past, present or anticipated business of the Company.

(c)           For the purposes of this Section 9, “Competing Business” shall mean an individual, business, corporation, association, firm, undertaking, partnership, joint venture, organization or other entity that operates non-hazardous solid waste landfills, non-hazardous solid waste collection businesses or similar facilities or businesses within a 50-mile radius of any of the landfills or similar facilities of the Company, Guarantor or any affiliate thereof.

(d)           Should any portion of this Section 9 be deemed unenforceable because of the scope, duration or territory encompassed by the undertakings of the Executive hereunder, and only in such event, then the Executive and the Company consent and agree to such limitation on scope, duration or territory as may be finally adjudicated as enforceable by a court of competent jurisdiction after the exhaustion of all appeals.

(e)           The covenants in this Section 9 shall be construed as an agreement ancillary to the other provisions of this Agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, other than a claim or cause of action based on the Company’s failure to pay Executive amounts payable to Executive hereunder, shall not constitute a defense to the enforcement by the Company of this covenant.

(f)           It is expressly recognized and agreed that the covenants set forth in this Section 9 are for the purpose of restricting the activities of the Executive only to the extent necessary for the protection of the legitimate business interests of the Company, and the Company and the Executive agree that said covenants are reasonable for that purpose and that such covenants do not and will not preclude Executive from engaging in activities sufficient for the purpose of earning a living.

10.           Change in Control.

(a)           Benefits Payable.  Subject to the terms of this Section 10(a), in the event of the occurrence of a “Change in Control” (defined below), and, within the twenty-four (24) month period beginning on such Change in Control, Executive’s employment shall be involuntarily terminated for any reason other than for death or cause or Executive terminates Executive’s employment due to (i) suffering a material reduction in authority, duties, responsibilities or reporting level; (ii) suffering a reduction in Base Salary and annual incentive compensation at target by ten percent (10%) or more, (iii) being required to relocate from the regular assigned work place by more than fifty (50) miles from Executive’s regular assigned work place, or (iv) Good Reason subject to any applicable limitation under Section 20, the Company shall pay to Executive, within thirty (30) days after such termination of employment following such

Change in Control that gives rise to the payment due hereunder, a lump sum payment, in cash, equal to (A) plus (B) where (A) is three (3) times the sum of (x) Executive’s annual Base Salary as in effect immediately prior to the Change in Control and (y) Executive’s Average Annual Bonus (defined below) and (B) is any benefit that may be payable under the annual incentive plan described in Section 5 based on performance achieved (in the current measurement period of such plan in which Executive’s employment with the Company terminates following a Change in Control) as of the date on which Executive’s employment with the Company terminates following a Change in Control multiplied by a fraction the numerator of which is the number of days on which days Executive was employed by the Company in the current measurement period and the denominator of which is the total number of days in the current measurement period.  Also, Executive shall be entitled to such benefits as may be available pursuant to the terms of any benefit or similar plans, policies or programs (described in Section 6) in which Executive was participating at the time of such termination of Executive’s employment as described in the immediately preceding sentence; provided, however, during the affected portion of the remaining Term of this Agreement, the Company shall reimburse the Executive for premiums or other costs for COBRA Coverage; and

provided, further, that the premiums or costs of COBRA Coverage shall be:

(i)           incurred within the remaining Term of this Agreement;

(ii)          supported by appropriate documentation in accordance with the Company’s normal reimbursement procedures; and

(iii)         reimbursed by the Company as soon as practicable, but not later than the last day of Executive’s taxable year following the taxable year in which the cost of COBRA Coverage was incurred by Executive; and

provided, further, that (x), to the extent required under Section 409A of the Code and the regulatory guidance issued thereunder, the amount of expenses eligible for reimbursement during any taxable year of the Executive shall not affect the amount of reimbursement in any other taxable year and (y) Executive’s right to reimbursement of eligible expenses hereunder shall not be subject to liquidation or exchange for another benefit.

Executive may terminate his employment under clauses (i), (ii), (iii) or (iv) of the first sentence of the first paragraph of this Section 10(a) if, and only if, within thirty (30) days after the Executive’s knowledge of the occurrence of the event or condition that would give rise to Executive’s right to terminate his employment under one of those clauses, Executive gives the Company thirty (30) days advance written notice of such intent and the grounds thereof.  Any termination by Executive of his employment under clause (i), (ii), (iii) or (iv) of the first sentence of the first paragraph of this Section 10(a) must occur within one hundred eighty (180) days after the occurrence of the event or condition described in clause (i), (ii), (iii) or (iv) of the first sentence of the first paragraph of this Section 10(a) that gives rise to the right of Executive to terminate his employment by the Company under this Section 10(a).

References in this Section 10(a) to termination of Executive’s employment shall mean termination of Executive’s employment with the Company and all entities required to be aggregated with the Company and treated as one employer under Section 414(b) or (c) of the Code under circumstances that give rise to a “separation from service” within the meaning given to that term under Treas. Reg. § 1.409A-1(h), which regulation is hereby incorporated by reference.

“Change in Control” shall mean one of the following three events: a change in the ownership of a corporation, a change in the effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation where the relevant corporation is the Guarantor, all as more fully and specifically provided in Treas. Reg. § 1.409A-3(i)(5) or any successor regulation, which regulation, as amplified by the following provisions hereof, is hereby incorporated by reference into and shall form part of this Agreement as fully as if set forth herein verbatim and this Agreement shall be operated in accordance with the requirements of such regulation insofar as it relates to this subject matter.  Without limiting the scope of the first sentence of this paragraph, a change in ownership of the Guarantor shall occur on the date that any one person (as specified in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and used in Sections 13(d) and 14(d) of the Exchange Act), or more than one person acting as a group, acquires ownership of stock of the Guarantor that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or voting power of the stock of the Guarantor.  In addition, without limiting the scope of the first sentence of this paragraph, a change in the effective control of the Guarantor shall occur on either of the following dates:

(i)           The date any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Guarantor possessing fifty percent (50%) or more of the total voting power of the stock of the Guarantor.

(ii)          The date a majority of members of the Guarantor’s board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Guarantor's board of directors before the date of the appointment or election.

Also, without limiting the scope of the first sentence of this paragraph, a change in the ownership of a substantial portion of the Guarantor’s assets shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Guarantor that have a total gross fair market value equal to or more than fifty percent (50%) of the total fair market value of all of the assets of the Guarantor immediately before such acquisition or acquisitions.

“Average Annual Bonus” shall mean the average annual bonus earned by the Executive pursuant to any annual bonus plan maintained by the Company in which the Executive participated in respect of any of the three (3) consecutive calendar years ending immediately prior to the calendar year in which occurs the last event that gives Executive the right to payments under this Section 10(a); provided, however, that if only one bonus is earned by the

 Executive in the applicable three (3) year period, such bonus shall be deemed to be the Average Annual Bonus.

(b)           Gross-Up Payment.  If any payment or distribution by the Company or any of its affiliates, or any acceleration of such payment or vesting of the stock options or long-term incentives, with respect to or for the benefit of Executive, whether paid or payable or distributed or distributable under this Agreement or under any other agreement, policy, plan, program or arrangement, or the lapse or termination of any restriction under any agreement, policy, plan, program or arrangement (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code by reason of being considered contingent on a change in ownership or control of the Company, within the meaning of Section 280G of the Code, or to any similar tax imposed by state or local law (such tax or taxes being hereafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”).  The Gross-Up Payment will be in an amount such that, after payment by Executive of all taxes, including any income tax or Excise Tax imposed on the Gross-Up Payment, Executive retains an amount equal to the Payment before any Excise Tax is imposed.  Subject to Section 20, any Gross-Up Payment shall be made as soon as practicable after Executive remits the taxes, but in all events the Gross-Up Payment shall be made within ten (10) days after Executive remits the taxes to the taxing authority.

(i)           Scale-Back Agreement.  Notwithstanding the foregoing, if no Excise Tax would apply if the aggregate Payments were reduced by three percent (3%), then the aggregate Payments shall be reduced by the amount necessary to avoid application of the Excise Tax, in such manner as the Executive shall direct with respect to payments that are not subject to Section 409A of the Code, and no Gross-Up Payment will be made.

(ii)          Determination of Parachute Payments or Gross-Up.  Any determination of the amount of Payments or Gross-Up required to be made under this Agreement shall be made in writing by a certified public accountant of the Executive’s choosing, whose determination shall be conclusive and binding upon the Executive and the Company for all purposes.  For this purpose, the accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall promptly furnish to the accountant such information and documents as the accountant may reasonably request in order to make a determination hereunder.  The Company shall bear the fees of the accountant and all costs the accountant may reasonably incur in connection with any calculations contemplated hereunder.  The accountant shall be required to provide a detailed determination to the Company and the Executive within thirty (30) days after the date of receipt of all relevant information.

(iii)         Challenge by the IRS.  If federal, state and local income or other tax returns filed by Executive are consistent with the determination of the accountant under paragraph 4 above, and the Internal Revenue Service or any other taxing authority asserts a claim or notice of deficiency (referred to in this Section as a “claim”) against the Executive that, if successful, would require the payment by the Executive of an Excise Tax, the Company shall be obligated to make the Gross-Up Payment set forth above, provided that the Executive (i) notifies the Company within ten (10) business days of the claim; (ii) does not pay such claim prior to the earlier of (1) the expiration of the thirty (30) calendar-day period following the date on which he gives such notice to the Company and (2) the date that any payment of amount with respect to such claim is due.  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

(A)	Provide the Company with any written records or documents in his or her possession relating to such claim reasonably requested by the Company;

(B)
Take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(C)	Cooperate with the Company in good faith in order to effectively contest such claim, which may include the payment of an amount advanced by the Company and assertion of claim for refund; and

(D)	Permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company will bear and pay directly all costs and expenses incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax imposed as a result of such contest and any such payments.  If the Company directs Executive to pay the tax claimed, or otherwise fails to contest the claim as described above, the Company will immediately pay to Executive the amount of the deficiency payment claimed by the IRS to be due, including Excise Tax due on such deficiency (such payments to be collectively referred to as the “Deficiency Payment”) and shall also pay to the Executive a Gross-Up Payment in an amount necessary to pay the income tax liability of the Executive on the Deficiency Payment and the Gross-Up Payment.  Subject to Section 20, payment required under this Section 10(b)(iii) shall be made as soon as practicable but in all events such payment shall be made within ten (10) days after the date on which such taxes that are the subject of the claim are remitted to the taxing authority by Executive, or if no taxes are remitted as a result of the claim such payment shall be made as soon as practicable, but in all events such payment shall be made within thirty (30) days after the date on which Executive receives written notification that the audit has been completed or there is a final and nonappealable settlement or other resolution of the claim.

(iv)         Dispute Resolution.  The Company and Executive agree that any dispute regarding the interpretation or enforcement of this Agreement shall be decided by confidential, final and binding arbitration rather than by litigation in court, trial by jury or other forum.  Executive and Company agree that in any dispute resolution proceedings arising out of this Agreement (including proceedings initiated by a third party), the

Company shall be responsible for all reasonable attorney’s fees and costs incurred by Executive in that connection during his lifetime, not to exceed $25,000 in such fees and costs actually incurred by Executive in any given calendar year.  The maximum amount available for reimbursement in any calendar year will not be increased or decreased to reflect the amount expended or reimbursed in a prior or subsequent calendar year.  Subject to Section 20, payments due hereunder shall be made to Executive as soon as practicable following receipt of appropriate documentation of such costs and expenses in such form as shall be reasonably acceptable to the Company, but in all events shall be paid by the end of the calendar year following the calendar year in which Executive incurs such costs and expenses.

11.           No Mitigation; Limited Offset.  The Company agrees that, if Executive’s employment with the Company terminates during the Term, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company pursuant to this Agreement.  Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company (unless such amount is evidenced by a promissory note signed by the Executive and, in accordance with requirements of Treas. Reg. §1.409A-3(j)(xiii), the amount offset hereunder with reference to any such note shall not exceed $5,000 in any taxable year of Executive and any such offset shall be made at the same time and in the same amount as otherwise would be due and collected from Executive pursuant to any such note), or otherwise.

12.           Permanently Disabled.  Executive shall be considered “permanently disabled” at any time after Executive has been receiving full or partial salary payments under the Company’s disability plans for a period of six (6) consecutive months by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) consecutive months, either the Company or Executive sending the other party written notice that Executive is “permanently disabled” as defined herein (also referred to in this Agreement as “permanent disability”); provided, however, that during any period prior to such determination in which Executive is receiving full or partial salary payments under the Company’s disability insurance policies, the obligation of the Company to pay Executive salary pursuant to Section 4 shall cease.

13.           Remedies.  With respect to each and every breach or violation or threatened breach or violation by Employee of Section 9, the Company, in addition to all other remedies available at law or in equity, including specific performance of the provisions thereof, shall be entitled to enjoin the commencement or continuance thereof and may, with notice to Employee, but without the necessity of posting a bond or otherwise, apply to any court of competent jurisdiction for entry of an immediate restraining order or injunction.  The Company may pursue any of the remedies described in this Section 13 concurrently or consecutively in any order as to any such breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any of the other of such remedies.

14.           Severability.  The provisions of this Agreement are severable, and any judicial determination that one or more of such provisions, or any portion thereof, is invalid or unenforceable shall not affect the validity or enforceability of any other provisions, or portion thereof, but rather shall cause this Agreement to first be construed in all respects as if such invalid or unenforceable provisions, or portions thereof, were modified to terms which are valid and enforceable; provided, however, that if necessary to render this Agreement enforceable, it shall be construed as if such invalid or unenforceable provisions, or portions thereof, were omitted.

15.           Successors.  This Agreement is personal to the Executive and shall not be assignable by the Executive without the prior written consent of the Company.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

16.           Governing Law.  The validity, interpretation and performance of this Agreement and all rights and obligations of the parties hereunder shall be governed by and construed under the laws of the State of Texas.

17.           Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to Executive, to the address inserted below the Executive’s signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

WCA Management Company, L.P.
One Riverway, Suite 1400
Houston, Texas   77056
Attention:  Mr. Tom Fatjo, Jr.

18.           Amendment.  This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors, assigns or legal representatives.

19.           Miscellaneous.  No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party, including, without limitation, any employment memorandum, memorandum of understanding, or severance arrangements.  Captions and Section headings in this Agreement are provided merely for convenience and shall not affect the interpretation of any of the provisions herein.

20.           Compliance with Code Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Code and, to the extent that adverse tax consequences thereunder may be avoided, this Agreement (i) shall automatically be amended to the extent necessary to incorporate any provisions required to ensure such compliance (which the Parties hereby agree are hereby adopted, approved, consented to, ratified and incorporated herein by reference) and (ii) shall be construed, interpreted and operated in a manner that will ensure such compliance.  Without limiting the scope of the preceding provisions of this Section 20, to the extent that at any time prescribed under Section 409A of the Code and regulations or other regulatory guidance issued thereunder, Executive is a key employee, as defined in Section 416(i) of the Code without regard to paragraph 5 thereof, except to the extent permitted under Section 409A of the Code and regulations or other regulatory guidance issued thereunder, no distribution or payment that is subject to Section 409A of the Code shall be made under this Agreement on account of Executive’s separation from service, as defined in Section 409A of the Code and the regulations or other regulatory guidance issued thereunder, with the Company (at any time when Executive is deemed under Section 409A of the Code and regulations or other regulatory guidance issued thereunder to be a specified employee, as defined in Section 409A of the Code and regulations or other regulatory guidance issued thereunder, and any stock of the Company is publicly traded on an established securities market or otherwise) until the date that is the first day of the month that occurs six (6) months after the date of Executive’s separation from service (or, if earlier, the date of death of Executive or any other date permitted under Section 409A of the Code and regulations or other regulatory guidance issued thereunder).  In furtherance of the immediately preceding sentence, any such distribution or payment otherwise payable in cash to Executive pursuant to the terms of this Agreement within the period described in the immediately preceding sentence following Executive’s separation from service with the Company will accrue and will be payable in a lump sum payment, with interest at the prime rate per annum for commercial lending (as published in the Wall Street Journal on the date of Executive’s separation from service) from the date the payment would have been made but for application of this Section to the date of payment, on the payment date set forth in the immediately preceding sentence.

21.           Guarantee By WCA Waste Corporation.  The Guarantor hereby guarantees all of the obligations of the Company under this Agreement.

The parties have executed this Employment Agreement as of the date first set forth above.

WCA MANAGEMENT COMPANY, L.P.

By:	WCA Management General, Inc., its General Partner

By:  /s/ Jerome M. Kruszka
       Jerome M. Kruszka, President

WCA WASTE CORPORATION

By:  /s/ Jerome M. Kruszka
       Jerome M. Kruszka, President and Chief Operating Officer

                    EXECUTIVE:

/s/ Tom. J. Fatjo, Jr.
Name: Tom J. Fatjo, Jr.

Title: Chairman and Chief Executive Officer